Filed pursuant to Rule 424(b)(3) and 424(c)
                                           Registration Statement No. 333-82080



                          PROSPECTUS SUPPLEMENT NO. 14
                     (To Prospectus Dated February 22, 2002)

                                  $200,000,000

                                Photronics, Inc.

                 4 3/4% Convertible Subordinated Notes Due 2006
                                       and
               Common Stock Issuable Upon Conversion of the Notes


This document supplements our prospectus dated February 22, 2002 relating to the resale of up to $200,000,000 aggregate principal amount of our notes and the shares of our common stock issuable upon conversion of the notes, by certain holders of notes who are named as selling security holders in the prospectus.

You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement updates information in the prospectus, and, accordingly, to the extent inconsistent, the information in this prospectus supplement supersedes the information contained in the prospectus.

                              -------------------

Investing in the notes involves risks. See "Risk Factors" beginning on page 7 of the prospectus.

                              -------------------


          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
           SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS
          PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.


           The date of this prospectus supplement is October 7, 2002.

The table of selling security holders beginning on page 36 of the prospectus is hereby amended to add the entity named below as selling security holder:


                                                   Number of
                       Principal                   shares of        Percentage
                   amount of notes                  common          of common
                    beneficially    Percentage     stock that         stock
                     owned that      of notes      may be sold     outstanding
        Name        may be sold     outstanding       (1)              (2)
        ----        -----------     -----------       ---              ---

Sage Capital       $  100,000           *            2,702              *

After giving effect to the addition of the foregoing selling security holder, the section of the prospectus entitled "Selling Security Holders" reads as follows:


                            SELLING SECURITY HOLDERS

          We originally issued the notes in a private placement in December 2001. The notes were resold by the initial purchasers of the notes to qualified institutional buyers under Rule 144A under the Securities Act. Selling security holders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

          The following table sets forth information we have received as of October 7, 2002 about the principal amount of notes and the underlying common stock beneficially owned by each selling security holder that may be offered using this prospectus.




                                                         Number of
                             Principal                   shares of   Percentage
                          amount of notes                 common      of common
                           beneficially    Percentage    stock that     stock
                           owned that      of notes     may be sold  outstanding
        Name               may be sold    outstanding      (1)           (2)
        ----               -----------    -----------      ---           ---

Advent Convertible
Master Cayman L.P.        $ 2,935,000        1.47%        79,324           *

AIG/National Union
Fire Insurance                180,000          *           4,864           *

AIM Alternative Asset
Partners                       15,000          *             405           *

Alpha US Sub Fund
4, LLC                        415,000          *          11,216           *

Allentown City
Firefighters Pension Plan      29,000          *             783           *

Allentown City Officers &
Employees Pension Fund         11,000          *             297           *

Allentown City Police
Pension Plan                   54,000          *           1,459           *

Amaranth LLC               13,800,000        6.90        372,972          1.21%

American Motorist
Insurance Company             507,000          *          13,702           *

                                                         Number of
                             Principal                   shares of   Percentage
                          amount of notes                 common      of common
                           beneficially    Percentage    stock that     stock
                           owned that      of notes     may be sold  outstanding
        Name               may be sold    outstanding       (1)           (2)
        ----               -----------    -----------       ---           ---

AmSouth Bank Custodian
for AmSouth VA
Equity Income Fund          2,100,000         1.05        56,756          *

AmSouth Bank Custodian
for Silect Equity
Variable Annuity Fund       1,320,000          *          35,675          *

Arapahoe County Colorado       49,000          *           1,324          *

Arbitex Master Fund
L.P. (9)                    9,000,000         4.50       243,243          *

Argent Classic Convertible
Arbitrage Fund L.P.           500,000          *          13,513          *

Argent Classic Convertible
Arbitrage Fund
(Bermuda) Ltd.              2,000,000         1.00        54,054          *

Argent Convertible
Arbitrage Fund Ltd.         4,500,000         2.25       121,621          *

Argent LowLev Convertible
Arbitrage Fund LLC            500,000          *          13,513          *

Arkansas Teachers
Retirement System           3,506,000         1.75        94,756          *

Aventis Pension Master
Trust (5)                     105,000          *           2,837          *

Bank Austria Cayman
Islands, LTD                7,400,000         3.70       199,999          *

Bankers Trust Company
Trustee for DaimlerChrysler
Corp. Emp. #1 Pension Plan
dtd. 4/1/89                 3,465,000         1.73        93,648          *

Baptist Health of South
Florida                       577,000          *          15,594          *

Black Diamond Offshore Ltd.   565,000          *          15,270          *

Boilermaker - Blacksmith
Pension Trust (5)             590,000          *          15,945          *

British Virgin Islands
Social Security Board          38,000          *           1,027          *

                                                         Number of
                             Principal                   shares of   Percentage
                          amount of notes                 common      of common
                           beneficially    Percentage    stock that     stock
                           owned that      of notes     may be sold  outstanding
        Name               may be sold    outstanding       (1)           (2)
        ----               -----------    -----------       ---           ---

CALAMOS(R) Convertible
Fund - CALAMOS(R)
Investment Trust (5)       2,400,000          1.20         64,864          *

CALAMOS(R) Convertible
Growth and Income Fund -
CALAMOS(R) Investment
Trust (5)                  4,400,000          2.20        118,918          *

CALAMOS(R) Convertible
Portfolio - CALAMOS(R)
Advisors Trust (5)            65,000           *            1,756          *

CALAMOS(R) Convertible
Technology Fund -
CALAMOS(R) Investment
Trust (5)                     65,000           *            1,756          *

CALAMOS(R) Global
Convertible Fund -
CALAMOS(R)
Investment Trust (5)          70,000           *            1,891          *

CALAMOS(R) Market
Neutral Fund - CALAMOS(R)
Investment Trust (5)      10,500,000          5.25        283,783          *

Castle Convertible
Fund, Inc.                 1,250,000           *           33,783          *

Chrysler Corporation
Master Retirement Trust    2,035,000          1.01         54,999          *

CIBC World Markets         1,000,000           *           27,027          *

City of Albany Pension
Plan (5)                      50,000           *            1,351          *

City of Knoxville
Pension System (5)           145,000           *            3,918          *

City of New Orleans          203,000           *            5,486          *

City University of
New York                     122,000           *            3,297          *

Clarica Life Insurance
Co.- U.S. (5)                145,000           *            3,918          *

Clinton Multistrategy
Master Fund, Ltd.          4,000,000          2.00        108,108          *

Clinton Riverside
Convertible Portfolio
Limited                    4,000,000          2.00        108,108          *

Consulting Group Capital
Markets Funds (5)            250,000           *            6,756          *

                                                         Number of
                             Principal                   shares of   Percentage
                          amount of notes                 common      of common
                           beneficially    Percentage    stock that     stock
                           owned that      of notes     may be sold  outstanding
        Name               may be sold    outstanding      (1)           (2)
        ----               -----------    -----------      ---           ---

Credit Suisse First
Boston Corporation         1,500,000           *           40,540          *

DeAm Convertible
Arbitrage                  3,300,000          1.65         89,189          *

Delta Airlines Master
Trust (5)                    950,000           *           25,675          *

Delta Air Lines Master
Trust (c/o Oaktree
Capital Management LLC)      490,000           *           13,243          *

Delta Pilots Disability
and Survivorship
Trust (5)                    200,000           *            5,405          *

Delta Pilots D & S Trust
(c/o Oaktree
Capital Management LLC)      270,000           *            7,297          *

Deutsche Banc Alex Brown  15,624,000         7.81         422,269        1.37

Dorinco Reinsurance
Company (5)                  325,000           *            8,783          *

Double Black Diamond
Offshore LDC               2,935,000         1.47          79,324          *

Drury University (5)          35,000           *              945          *

Engineers Joint Pension
Fund                         468,000           *           12,648          *

Federated Equity Income
Fund, Inc.                 7,300,000         3.65         197,297          *

Federated Insurance
Series, on behalf of
its Federated Income
Fund II                      300,000           *            8,108          *

Fidelity Financial
Trust: Fidelity
Convertible Securities
Fund (6)                  11,680,000         5.84         315,675        1.03

Franklin and Marshall
College                      190,000           *            5,135          *

Gartmore Variable
Insurance Trust, on
behalf of its Federated
GVIT Equity Income
Fund                         180,000           *            4,864          *

Goldman Sachs and
Company                    3,430,000         1.71          92,702          *

Grady Hospital Foundation    107,000           *            2,891          *

Granville Capital
Corporation                2,000,000         1.00          54,054          *

                                                         Number of
                             Principal                   shares of   Percentage
                          amount of notes                 common      of common
                           beneficially    Percentage    stock that     stock
                           owned that      of notes     may be sold  outstanding
        Name               may be sold    outstanding      (1)           (2)
        ----               -----------    -----------      ---           ---

HFR Convertible Arbitrage
Account                      190,000           *            5,135          *

HFR Master Fund, LTD. (5)     50,000           *            1,351          *

HSBC Trustee, Zola
Managed Trust                200,000           *            5,405          *

H.K. Porter Company,
Inc. (5)                      15,000           *              405          *

Independence Blue Cross       64,000           *            1,729          *

Innovest
Finanzdienstleistungs AG     580,000           *           15,594          *

Jefferies Umbrella Fund
US Convertible Bonds         270,000           *            7,297          *

KBC Financial Products
(Cayman Island) Limited    2,000,000         1.00          54,054          *

KBC Financial Products
USA Inc.                     250,000           *            6,756          *

Kettering Medical Center
Funded Depreciation
Account (5)                   35,000           *              945          *

Knoxville Utilities Board
Retirement System (5)        120,000           *            3,243          *

Lincoln National Global
Asset Allocation Fund, Inc.   40,000           *            1,081          *

Lipper Convertibles, L.P.  1,500,000           *           40,540          *

Lipper Offshore
Convertibles, L.P.         1,500,000           *           40,540          *

Louisiana Workers'
Compensation Corporation
(5)                          150,000           *            4,054          *

Lumbermans                   491,000           *           13,270          *

Lyxor Master Fund
Ref: Argent/LowLev CB      1,230,000           *           33,243          *

Lyxor Master Fund,
c/o Zola Capital
Management                   300,000           *            8,108          *

Macomb County Employees'
Retirement System (5)        145,000           *            3,918          *

Man Convertible Bond
Master Fund, Ltd.          8,208,000         4.10         221,837          *

                                                         Number of
                             Principal                   shares of   Percentage
                          amount of notes                 common      of common
                           beneficially    Percentage    stock that     stock
                           owned that      of notes     may be sold  outstanding
        Name               may be sold    outstanding      (1)           (2)
        ----               -----------    -----------      ---           ---

McMahan Securities
Co., L.P.                  1,500,000           *           40,540          *

Microsoft Corporation        410,000           *           11,081          *

Minnesota Power and Light    125,000           *            3,378          *

Morgan Stanley & Co. (7)   1,500,000           *           40,540          *

Motion Pictures Industry     545,000           *           14,729          *

Motion Picture Industry
Health Plan - Active
Member Fund                  190,000           *            5,135          *

Motion Picture Industry
Health Plan - Retiree
Member Fund                   80,000           *            2,162          *

Municipal Employees          183,000           *            4,945          *

New Orleans Firefighters
Pension / Relief Fund        110,000           *            2,972          *

Nicholas Applegate
Convertible Fund           1,529,000           *           41,324          *

Nicholas Applegate Global
Holdings LP                   35,000           *              945          *

1976 Distribution Trust
FBO A.R. Lauder /
Zinterhofer                    7,000           *              189          *

1976 Distribution Trust
FBO Jane A. Lauder            13,000           *              351          *

Occidental Petroleum
Corporation                  118,000           *            3,189          *

OCM Convertible Trust      1,180,000           *            8,918          *

Ohio National Fund,
Inc., on behalf of its
Equity Income Portfolio       30,000           *              810          *

Ondeo Nalco                   40,000           *            1,081          *

Onex Industrial Partners
Limited                    1,950,000           *           52,702          *

Palladin Securities LLC    1,200,000           *           32,432          *

Paloma Securities LLC      5,000,000         2.50         135,135          *

Partner Reinsurance
Company Ltd.                 330,000           *            8,918          *

Pebble Capital Inc.          650,000           *           17,567          *

                                                         Number of
                             Principal                   shares of   Percentage
                          amount of notes                 common      of common
                           beneficially    Percentage    stock that     stock
                           owned that      of notes     may be sold  outstanding
        Name               may be sold    outstanding      (1)           (2)
        ----               -----------    -----------      ---           ---

Physicians Life              183,000           *            4,945          *

Policemen and Firemen
Retirement System of
the City of Detroit          503,000           *           13,594          *

Port Authority of
Allegheny County
Retirement and Disability
Allowance Plan
for the Employees
Represented by Local 85
of the Amalgamated
Transit Union (5)            615,000           *           16,621          *

Pro-mutual                   603,000           *           16,297          *

Putnam Asset Allocation
Funds-Balanced Portfolio     310,000           *            8,378          *

Putnam Asset Allocation
Funds-Conservative
Portfolio                    240,000           *            6,486          *

Putnam Convertible
Income-Growth Trust        2,180,000         1.09          58,918          *

Putnam Convertible
Opportunities and Income
Trust                         80,000           *            2,162          *

Putnam Variable Trust-
Putnam VT Global
Asset Allocation Fund         80,000           *            2,162          *

Qwest Occupational
Health Trust                  55,000           *            1,486          *

Ramius Capital Group         300,000           *            8,108          *

RAM Trading Ltd            1,750,000           *           47,297          *

Raytheon Master
Pension Trust                200,000           *            5,405          *

RCG Halifax Master
Fund, LTD                    550,000           *           14,864          *

RCG Latitude Master
Fund, LTD                  2,500,000         1.25          67,567          *

RCG Multi Strategy
A/C LP                     1,250,000           *           33,783          *

Robertson Stephens         5,000,000         2.50         135,135          *

Rockhaven Fund                80,000           *            2,162          *

Rockhaven Premier
Dividend Fund                700,000           *           18,918          *

Sage Capital                 100,000           *            2,702          *

                                                         Number of
                             Principal                   shares of   Percentage
                          amount of notes                 common      of common
                           beneficially    Percentage    stock that     stock
                           owned that      of notes     may be sold  outstanding
        Name               may be sold    outstanding      (1)           (2)
        ----               -----------    -----------      ---           ---

San Diego City Retirement  1,097,000           *           29,648          *

San Diego County
Convertible                1,654,000           *           44,702          *

SCI Endowment Care Common
Trust Fund - First Union (5)  20,000           *              540          *

SCI Endowment Care Common
Trust Fund - National
Fiduciary Services (5)        70,000           *            1,891          *

SCI Endowment Care Common
Trust Fund - Suntrust (5)     30,000           *              810          *

Screen Actors Guild
Pension Convertible          500,000           *           13,513          *

S G Cowen Securities
Corporation                1,500,000           *           40,540          *

SG Hambros Trust Company
(Jersey) Ltd as
Trustee of the
Lyxor Master Fund            300,000           *            8,108          *

Shell Pension Trust          320,000           *            8,648          *

Silverado Arbitrage
Trading, Ltd.                500,000           *           13,513          *

Silvercreek Limited
Partnership                1,100,000           *           29,729          *

Silvercreek II Limited       900,000           *           24,324          *

Sisters of Good Shepherd     100,000           *            2,702          *

Southdown Pension Plan (5)    60,000           *            1,621          *

Southern Farm Bureau
Life Insurance               185,000           *            4,999          *

SPT (5)                      710,000           *           19,189          *

St. Thomas Trading, Ltd.  13,468,000         6.73         363,999        1.18

Starvest Combined
Portfolio                    190,000           *            5,135          *

State Employees'
Retirement Fund of the
State of Delaware            810,000           *           21,891          *

State of Connecticut
Combined Investment Fund   1,705,000           *           46,081          *

State of Maryland
Retirement Agency          2,575,000         1.29          69,594          *

                                                         Number of
                             Principal                   shares of   Percentage
                          amount of notes                 common      of common
                           beneficially    Percentage    stock that     stock
                           owned that      of notes     may be sold  outstanding
        Name               may be sold    outstanding      (1)           (2)
        ----               -----------    -----------      ---           ---

State Street Bank
Custodian for GE
Pension Trust              1,585,000           *           42,837          *

Sunrise Partners LLC       9,200,000         4.60         248,648          *

The Dow Chemical Company
Employees' Retirement
Plan (5)                   1,150,000           *           27,631          *

The Fondren Foundation (5)    35,000           *              945          *

The Grable Foundation         95,000           *            2,567          *

Trustmark Insurance
Company                      280,000           *            7,567          *

2000 Revocable Trust FBO
A.R. Lauder / Zinterhofer      6,000           *              162          *

Union Carbide Retirement
Account (5)                  600,000           *           16,216          *

United Food and Commercial
Workers Local 1262 and
Employee Pension Fund (5)    270,000           *            7,297          *

Vanguard Convertible
Securities Fund, Inc.      1,945,000           *           52,567          *

Vopak USA Inc., Retirement
Plan (f.k.a. Van
Waters & Rogers, Inc.
Retirement Plan) (5)         140,000           *            3,783          *

Wake Forest University       686,000           *           18,540          *

Wake Forest University
Convertible Arbitrage        355,000           *            9,594          *

WPG Convertible Arbitrage
Overseas Master Fund, L.P  2,500,000         1.25          67,567          *

Writers Guild Industry
Health Fund                  293,000           *            7,918          *

Wyoming State Treasurer      971,000           *           26,243          *

Zurich Institutional
Benchmark Master Fund Ltd. 1,000,000           *           27,027          *

                                                         Number of
                             Principal                   shares of   Percentage
                          amount of notes                 common      of common
                           beneficially    Percentage    stock that     stock
                           owned that      of notes     may be sold  outstanding
        Name               may be sold    outstanding      (1)           (2)
        ----               -----------    -----------      ---           ---

Any other holder of
notes or future
transferee, pledgee,
donee or successor of
any holder (3)                     0           -                0          -
                        ------------       -------      ---------       ------

Total.................. $200,000,000 (8)   100.00%      5,405,400 (4)   15.13%
                        ============       =======      =========       ======

------------------
* Less than 1%.

          (1) Assumes conversion of all of the holder's notes at a conversion rate of 27.027 shares of common stock per $1,000 principal amount of notes. However, this conversion rate will be subject to adjustment as described under "Description of Notes--Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

          (2) Calculated based on 30,315,494 shares of common stock outstanding as of December 31, 2001. In calculating this amount for each selling security holder, we treated as outstanding that number of shares of common stock issuable upon conversion of all of that holder's notes. However, we did not assume the conversion of any other holder's notes, except in calculating the percentage for all selling security holders as a group.

          (3) Information about other selling security holders will be set forth in prospectus supplements, if required.

          (4) Column does not add up correctly because the fractional shares to which the holders would be entitled have been disregarded.

          (5) Pursuant to an Investment Management Agreement, CALAMOS(R) Investments is not acting individually, but solely as an Investment Manager for the selling security holder.

          (6) The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management and Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under
                    Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly owned subsidiary of FMR Corp., a Massachusetts corporation. The holdings are as of January 23, 2002.

          (7) The entity owns $1,200,000 of our 6.00% convertible subordinated notes due 2004. Further, Morgan Stanley & Co. Incorporated acted as one of the initial purchasers in connection with the offer and sale of the notes in December 2001.

          (8) The figures in this column are based on information supplied to us, as of October 7, 2002, by the respective selling security holders named in the table. As of that date, these selling security holders had supplied us with information indicating that, collectively, they owned more than $200,000,000 aggregate principal amount of notes (which would be convertible into more than 5,405,400 shares of common stock), reflecting, we believe, that one or more selling security holders supplied us with information for inclusion in the table and then sold their notes in transactions exempt from the registration requirements of the Securities Act to persons who also supplied us with information with respect to the same notes. However, since this prospectus would not be applicable to any sale of notes after they have been publicly sold utilizing this prospectus, no more than $200,000,000 principal amount of notes could be sold utilizing this prospectus and, accordingly, the $200,000,000 total in this column has been retained and represents the maximum principal amount of notes that could be sold hereunder.

          (9) The entity also owns an additional $6,500,000 principal amount of the notes, which it purchased, in registered form, in the open market.

          We prepared this table based on the information supplied to us on or before October 7, 2002 by the selling security holders named in the table. The selling security holders listed in the above table may have sold or transferred, pursuant to the prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date they have supplied the information to us. Some of the selling security holders may hold additional notes that have been registered under the Securities Act. Information about the selling security holders may change further over time. Any changed information supplied to us will be set forth in future prospectus supplements.

          Other than as noted above, none of the selling security holders listed above has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

          Because the selling security holders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or the underlying common stock that will be held by the selling security holders upon the termination of any particular offering. See "Plan of Distribution."